Exhibit 99.1

SemGroup Corporation Announces Tender Offer

for Any and All of its 7.50% Senior Notes Due 2021

Tulsa, Okla. – March 8, 2017—SemGroup® Corporation (NYSE:SEMG) (“SemGroup”) announced today that it has commenced a cash tender offer to purchase any and all of its 7.50% senior notes due 2021 (the “2021 Notes”). As of March 7, 2017, there was $300 million aggregate principal amount of the 2021 Notes outstanding. The tender offer is being made pursuant to an offer to purchase, dated today, and a related letter of transmittal and notice of guaranteed delivery. The tender offer will expire at 5:00 p.m., New York City time, on March 14, 2017, unless extended (the “Expiration Time”). Tendered 2021 Notes may be withdrawn at any time before the Expiration Time.

Holders of the 2021 Notes that are validly tendered and accepted at or prior to the Expiration Time, or who deliver to the depositary and information agent a properly completed and duly executed notice of guaranteed delivery and subsequently deliver such 2021 Notes, each in accordance with the instructions described in the offer to purchase, will receive total cash consideration of $1,053.50 per $1,000 principal amount of 2021 Notes, plus any accrued and unpaid interest to, but not including, the settlement date, which is expected to be March 15, 2016, subject to satisfaction of the Financing Condition described below.

The tender offer is contingent upon, among other things, SemGroup’s successful completion of a proposed debt financing transaction resulting in the gross proceeds of at least $325 million (the “Financing Condition”). The tender offer is not conditioned on any minimum amount of 2021 Notes being tendered. SemGroup may amend, extend or terminate the tender offer, in its sole discretion. To the extent that any 2021 Notes are not tendered in the tender offer and the Financing Condition is satisfied, SemGroup intends to exercise its right under the governing indenture to optionally redeem such 2021 Notes on June 15, 2017 at a redemption price equal to 103.750% of the principal amount redeemed and any accrued and unpaid interest to the redemption date.

The tender offer is being made pursuant to the terms and conditions contained in the offer to purchase and related letter of transmittal and notice of guaranteed delivery, copies of which may be requested from the information agent for the tender offer, D.F. King & Co., Inc., by telephone at (877) 283-0319 (toll-free) or (212) 269-5550 (for banks and brokers only), or via the following web address: www.dfking.com/semg.

Persons with questions regarding the tender offer should contact the dealer manager for the tender offer, Credit Suisse Securities (USA) LLC, by telephone at (800) 820-1653 (U.S. toll free) or (212) 538-2147 (call collect).

This Press Release does not constitute an offer to purchase or the solicitation of an offer to sell the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful. This Press Release does not constitute a notice of redemption under the optional redemption provisions of the Indenture relating to the 2021 Notes.

Forward-Looking Statements

Certain matters contained in this Press Release include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this press release, including regarding the tender offer and redemption and the related Financing Condition, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, (i) SemGroup’s business plans may change as circumstances warrant and the tender offer and related redemption may not ultimately be completed because of the Financing Condition, other conditions to the consummation of the tender offer, general market conditions or other factors or (ii) any of the factors discussed from time to time in each of our documents and reports filed with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this press release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Investor Relations:

Alisa Perkins

918-524-8081

investor.relations@semgroupcorp.com

Media:

Tom Droege

918-524-8560

tdroege@semgroupcorp.com

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